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                                                               EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Summary - Conditions to the Merger, Termination of the Merger Agreement," "Summary - Accounting Treatment," "The Merger - Accounting Treatment" and "Experts" in the Registration Statement (Form S-4 No. 333-25715) and related Prospectus of FIRSTPLUS Financial Group, Inc. for the registration of 1,243,134 shares of its common stock and to the incorporation by reference therein of our report dated October 25, 1996, with respect to the consolidated financial statements of FIRSTPLUS Financial Group, Inc., formerly RAC Financial Group, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.



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                                     ERNST & YOUNG LLP


Dallas, Texas
July 2, 1997